To Prospectus dated December 2, 2011 and Preliminary Prospectus Supplement Dated December 10, 2012	Filed Pursuant to Rule 433 Registration No. 333-178273

Ecolab Inc.

$500,000,000 1.450% Notes due 2017

Pricing Term Sheet

December 10, 2012

Issuer:	Ecolab Inc.
Type of Offering	SEC registered (No. 333-178273)
Trade Date:	December 10, 2012
Settlement Date:	December 13, 2012
Anticipated Ratings:	Baa1 (Negative Review) by Moody’s Investors Service, Inc. BBB+ (Stable Outlook) by Standard & Poor’s Ratings Services
Principal Amount:	$500,000,000
Maturity Date:	December 8, 2017
Coupon:	1.450%
Interest Payment Dates:	June 8 and December 8, commencing June 8, 2013
Price to Public:	99.919%
Benchmark Treasury:	UST 0.625% due November 30, 2017
Benchmark Treasury Price and Yield:	100-01¼ ; 0.617%
Spread to Benchmark Treasury:	+ 85 bps
Yield to Maturity:	1.467%
Make-Whole Call:	T + 12.5 bps
CUSIP/ISIN:	278865 AP5/US278865AP56
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc.
Joint Lead Managers:	J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.
Senior Co-manager:	SMBC Nikko Capital Markets Limited
Co-Managers:	U.S. Bancorp Investments, Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or RBS Securities Inc. toll free at (866) 884-2071.